EXHIBIT 99.02

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

OF OPSWARE AND RENDITION

On February 3, 2005, Opsware Inc. (“Opsware”), completed its acquisition of all the issued and outstanding shares of Rendition Networks, Inc. (“Rendition”). The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”.

The following unaudited pro forma condensed combined consolidated balance sheet as of January 31, 2005 and the unaudited pro forma condensed combined consolidated statement of operations for the year ended January 31, 2005 are derived from the audited historical consolidated financial statements of Opsware as of and for the fiscal year ended January 31, 2005 and Rendition as of and for the fiscal year ended December 31, 2004. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma financial statements.

The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger of Opsware and Rendition as if it had occurred on January 31, 2005 and, due to different fiscal period ends, combines the historical audited balance sheet of Opsware at January 31, 2005 and the historical audited balance sheet of Rendition at December 31, 2004. The unaudited pro forma condensed combined consolidated statement of operations for the year ended January 31, 2005 gives effect to the proposed merger of Opsware and Rendition as if it had occurred on February 1, 2004 and, due to different fiscal period ends, combines the historical results of Opsware for the fiscal year ended January 31, 2005 and the historical results of Rendition for the fiscal year ended December 31, 2004.

The merger will be accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Rendition acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. Management’s estimates of the fair value tangible and intangible assets acquired and liabilities assumed is based, in part, on third party valuations.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these pro forma condensed combined consolidated financial statements, and their effects may be material.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Opsware, “Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in Opsware’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, filed on April 15, 2005, as well as the historical financial statements and related notes of Rendition for the year ended December 31, 2004, which are attached as Exhibit 99.01 to this Current Report on Form 8-K/A (Amendment No. 1). The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Opsware that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the merged entity.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of January 31, 2005

(in thousands)

	Historical		Pro Forma
	Opsware January 31, 2005	Rendition December 31, 2004	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$118,615	$6,619	$(5,696	)(e)
			(15,000	)(l)	$104,538
Accounts receivable, net	3,895	1,662			5,557
Prepaid expenses and other current assets	3,506	10	—		3,516

Total current assets	126,016	8,291	(20,696)		113,611

Property and equipment, net	4,113	362	—		4,475
Restricted cash	2,740	—	—		2,740
Prepaid rent	2,185	—	—		2,185
Other assets	818	78	(452	)(c)
			(62	)(m)	382
Intangible assets, net	4,125	—	3,730	(a)
			2,700	(b)	10,555
Goodwill	3,594	—	24,809	(d)	28,403

Total assets	$143,591	$8,731	$10,029		$162,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$882	$312	$—		$1,194
Accrued data center facility costs	328	—	—		328
Other accrued liabilities	4,674	2,310	102	(c)	7,086
Advances from customers	8,855	—	—		8,855

Deferred revenue, current portion	9,840	2,235	(2,064	)(k)	10,011
Accrued restructuring costs, current portion	233	—	—		233

Total current liabilities	24,812	4,857	(1,962)		27,707

Deferred revenue, net of current portion	651	—	—		651
Accrued restructuring costs, net of current portion	1,466	—	—		1,466
Stockholders’ equity	116,662	3,874	13,496	(f)
			(1,505	)(h)	132,527

Total liabilities and stockholders’ equity	$143,591	$8,731	$10,029		$162,351

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

Year Ended January 31, 2005

	Historical		Pro Forma
	Opsware January 31, 2005	Rendition December 31, 2004	Adjustments		Combined
Revenues:
License revenue	$26,699	$—	$1,609	(p)	$28,308
Services revenue	11,093	—	232	(p)	11,325
License and services revenue	—	1,841	(1,841	)(p)	—

Total revenues	37,792	1,841	—		39,633
Cost of license revenue	4,439	—	—		4,439
Cost of services revenue*	8,183	101	89	(g)	8,373
Cost of developed technology	675	—	933	(a)	1,608
Research and development*	14,323	2,003	—		16,326
Sales and marketing*	15,015	—	3,100	(g)	18,115
General and administrative*	7,092	11,061	(3,189	)(g)
			(4,470	)(i)	10,494
Restructuring costs, net	(1,085)	—	—		(1,085)
Amortization (reversal) of deferred stock compensation	(131)	—	1,362	(j)	1,231
Amortization of acquired intangible assets	597	—	675	(b)	1,272
Purchased in-process research and development	610	—	—		610

Total costs and expenses	49,718	13,165	(1,500)		61,383

Loss from operations	(11,926)	(11,324)	1,500		(21,750)
Gain on sale of assets and liabilities related to Managed Services Business	4,165	—	—		4,165
Interest and other income (expense), net	903	(17)	(279	)(n)	607

Loss before income taxes	(6,858)	(11,341)	1,221		(16,978)
Provision for income taxes	(388)	—	—		(388)

Net loss	$(7,246)	$(11,341)	$1,221		$(17,366)
Preferred dividend	—	5,997	(5,997	)(o)	—

Net loss applicable to common stockholders	$(7,246)	$(17,338)	$7,218		$(17,366)

Basic and diluted net loss per share	$(0.09)	$(2.49)	$—		$(0.20)
Basic and diluted net loss per share applicable to common stockholders	(0.09)	(3.80)	—		(0.20)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	84,733	4,563	(2,210)		87,086

* Excludes amortization (reversal) of deferred stock compensation of the following (1):
Cost of revenue	$(177)	$—	$8		$(169)
Research and development	15	—	213		228
Sales and marketing	4	—	143		147
General and administrative	27	—	998		1,025

Total amortization (reversal) of deferred stock compensation	$(131)	$—	$1,362		$1,231

(1)	Given the non-cash nature of the expense, we believe presenting reversal of deferred stock compensation in a separate line item more accurately reflects the results of our individual operating expense categories.

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On February 3, 2005, Opsware Inc. (‘Opsware”) completed its acquisition of all of the issued and outstanding shares of Rendition Networks, Inc. (“Rendition”). The unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”. The purchase will enable the Company to create an integrated product solution that allows customers to manage multiple aspects of their IT infrastructure. A total estimated purchase price of approximately $34.1 million, which includes Opsware common stock valued at $16.4 million, cash of $15.0 million, assumed options and unvested restricted stock with a fair value of $2.2 million and estimated direct transaction costs of approximately $554,000, was used for purposes of preparing the unaudited pro forma condensed combined consolidated financial statements.

Of the total cash consideration given, approximately $6.0 million was distributed to an escrow account for indemnification against future litigation and for accounts not collected. All funds in the account following 18 months from the completion of the merger, will be distributed to Rendition stockholders.

The average market price per share of Opsware common stock of $6.97 is based on an average of the closing prices for two days before, the day of, and two days after the announcement date of December 2, 2004 (November 30th, December 1st, 2nd, 3rd, and 6th).

Based on the total number of Rendition options outstanding at February 3, 2005 and an exchange ratio of 0.07882721, Opsware will assume options of Rendition entitling the holders to purchase approximately 152,000 shares of Opsware common stock at a weighted average exercise price of $1.29 per share. The fair value of the outstanding options, both vested and unvested, was determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; a weighted average expected volatility of 67.6%; and a risk-free interest rate of 3.28%. The model assumed a weighted average expected life of 2.4 years. In addition, Opsware will exchange Opsware unvested restricted stock for all of the Rendition outstanding unvested restricted stock, after applying the exchange ratio of 0.07882721 for approximately 178,000 shares. The fair value of the outstanding unvested restricted stock was valued based on the average market price per share of Opsware common stock for two days before, the day of, and two days after the announcement date of December 2, 2004 (November 30th, December 1st, 2nd, 3rd, and 6th). The value assumed a weighted average expected life of 1 year.

The preliminary estimated total purchase price of Rendition in the merger is as follows (in thousands):

Value of:

Opsware common stock issued	$16,398
Assumption of Rendition vested options and unvested restricted stock	2,162
Cash consideration	15,000
Estimated direct transaction costs	554

Total estimated purchase price	$34,114

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Rendition’s net tangible and intangible assets based on their estimated fair values as of the date of the effective date of the merger. Based on third party valuations, and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$923
Accounts receivable, net	1,662
Prepaid expenses and other current assets	10
Property and equipment, net	362
Other assets	16
Accounts payable	(312)
Other accrued liabilities	(2,310)
Deferred revenue	(171)

Net tangible assets to be acquired	180
Definite-lived intangible assets acquired	6,430
Goodwill	24,809
Deferred stock-based compensation *	1,505
In-process research and development	1,190

Total estimated purchase price	$34,114

(*)	Deferred compensation on unvested options and unvested restricted stock is based their aggregate intrinsic value at February 3, 2005.

Of the total estimated purchase price, a preliminary estimate of $180,000 has been allocated to net tangible assets to be acquired and $6.4 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of operations.

Definite-lived intangible assets of $6.4 million consist of the value assigned to Rendition’s customer relationships of $2.7 million and developed and core technology of $3.7 million.

The value assigned to Rendition’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 19% was deemed appropriate for valuing the existing customer base. Opsware expects to amortize the value of Rendition customer relationships on a straight-line basis over an estimated useful life of four years. Customer relationships are not deductible for tax purposes.

Developed technology, which comprises products that have reached technological feasibility, includes products in Rendition’s TrueControl product line. Core technology represents the developed Rendition technology that is leveraged and utilized in the next generation, in-process technology. Opsware expects to amortize the developed and core technology on a straight-line basis over an assumed average estimated useful life of four years.

The value assigned to Rendition’s developed and core technology was determined by discounting the estimated future cash flows associated with the existing and core technologies to their present value. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Rendition and its competitors. Developed and core technology are not deductible for tax purposes.

The rates utilized to discount the net cash flows of developed and core technology to their present value are based on the risks associated the respective cash flows taking into consideration the Company’s weighted average cost of capital. A discount rate of 16% was deemed appropriate for valuing developed and core technology.

Of the total estimated purchase price, $1.2 million has been allocated to in-process research and development and will be charged to expense in the quarter ended April 30, 2005. Due to its non-recurring nature, the in-process research and development expense has been excluded from the accompanying unaudited pro forma condensed combined consolidated statement of operations. However, the amount is included in the unaudited pro forma condensed combined consolidated balance sheet as an adjustment to stockholders’ equity.

Rendition is currently developing the next generation software that qualifies as in-process research and development. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no significant remaining risk relating to the development.

Rendition is currently involved in research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to the purchased in-process research and development were based on management’s best estimates of growth factors, expected trends in technology and the nature and expected timing of new products.

The rate utilized to discount the net cash flows to their present value is based on the risks associated with the cash flows taking into consideration Rendition’s weighted average cost of capital. The discount rate reflects the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 22% was deemed appropriate for valuing the in-process research and development.

The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur.

Of the total estimated purchase price, approximately $24.8 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets , goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Of the total estimated purchase price, approximately $1.5 million has been allocated to deferred stock-based compensation and will be amortized to expense, using the graded vesting method, beginning in the quarter ending April 30, 2005. The amount is based on the aggregate intrinsic value of the unvested stock options and unvested restricted stock issued by Opsware in exchange for similar instruments held by Rendition employees at the effective date of the merger, using Opsware’s closing stock price on the Nasdaq National Market on February 3, 2005 of $5.58.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Rendition’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and deferred stock-based compensation, and to reclassify certain Rendition amounts to conform to Opsware’s presentation.

The unaudited pro forma condensed combined consolidated financial statements do not include all adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (EITF 95-3), “Recognition of Liabilities in Connection with a Purchase Business Combination.” Management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for severance or relocation costs related to Rendition employees, or other costs associated with exiting activities of Rendition that would affect amounts in the unaudited pro forma condensed combined consolidated financial statements. The expected result of recording liabilities relating to EITF 95-3 will be primarily related to accrued liabilities (e.g. severance costs and facilities costs) with an offsetting increase to goodwill.

Opsware has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	To reflect the estimate of the fair value of and annual amortization resulting from acquired developed and core technology. The fair value is estimated to be $3.7 million with an estimated useful life of four years, resulting in pro forma amortization expense of $932,500 for the year ended January 31, 2005.

(b)	To reflect the estimate of fair value of and annual amortization resulting from acquired customer relationships. The fair value is estimated to be $2.7 million with an estimated useful life of four years, resulting in pro forma amortization expense of $675,000 for the year ended January 31, 2005.

(c)	To reflect $102,000 of estimated direct transaction costs not incurred as of January 31, 2005 and to eliminate $452,000 of direct transaction costs included in other assets as of January 31, 2005.

(d)	To reflect the fair value of acquired goodwill.

(e)	To reflect the cash dividend distributed to Rendition stockholders prior to the closing of the merger.

(f)	Adjustments to stockholders’ equity (in thousands):

To record the estimated fair value of Opsware shares to be issued in the merger	$16,398
Fair value of options and unvested restricted stock issued in exchange for Rendition options and unvested restricted stock	2,162
To record the fair value of acquired in-process research and development	(1,190)
To eliminate Rendition’s historical stockholders’ equity	(3,874)

$13,496

(g)	Reclassification adjustment to conform Rendition’s general and administrative expenses to Opsware’s financial statement presentation.

(h)	To record deferred stock-based compensation equal to the intrinsic value of unvested Opsware stock options and unvested restricted stock issued in exchange for unvested options to purchase Rendition common stock and shares of Rendition unvested restricted stock held by Rendition employees.

(i)	To eliminate the amortization expense attributable to stock-based compensation recorded on Rendition’s financial statements.

(j)	To amortize deferred stock-based compensation recorded in (h).

(k)	To reflect the fair value of Opsware’s assumed legal performance obligations under Rendition’s software maintenance and support contracts and to eliminate Rendition’s deferred revenue that does not represent a legal performance obligation to the combined company.

(l)	To reflect cash paid to the Rendition stockholders in connection with the merger.

(m)	To reflect the write off of Rendition’s software development costs and capitalized website development costs.

(n)	To reduce estimated interest income due to lower cash balances as a result of the cash payment by Opsware of $15.0 million and cash dividend distribution of $5.7 million by Rendition, at an assumed interest rate of 1.35%.

(o)	To eliminate Rendition’s preferred dividend.

(p)	Reclassification adjustment to conform Rendition’s revenue to Opsware’s financial statement presentation.

Note 3. Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Opsware’s common stock outstanding during the period and the number of shares of Opsware common stock issued or to be issued in connection with the acquisition of Rendition as if the shares had been outstanding for the entire period. The weighted average number of shares does not include outstanding stock options and unvested restricted stock as their inclusion would be anti-dilutive.